EXHIBIT 99.01

EXCERPTS FROM OFFERING CIRCULAR

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This offering memorandum and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements”. When we use words like “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “may”, “should”, “objective”, “outlook”, “possible”, “potential” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially, include, but are not limited to:

•	general economic conditions, including their impact on capital expenditures;

•	business conditions in the retail and wholesale energy industry;

•	competitive factors including the extent and timing of the entry of the competition in the markets we serve;

•	unusual weather;

•	changes in federal or state legislation, including the status and implementation of restructuring legislation in Texas and New Mexico, our two primary jurisdictions;

•	regulation and regulatory initiatives that affect cost and investment recovery and have an impact on rate structures;

•	risks related to the financial condition of our affiliate, NRG Energy, Inc., and actions taken by the bankruptcy court in NRG’s bankruptcy proceeding;

•	costs and other effects of legal and administrative proceedings, settlements, investigations, and claims, including without limitation claims brought against our parent, Xcel Energy, by creditors, shareholders or others related to Xcel Energy’s ownership of NRG;

•	rating agency action;

•	our ability, and that of our affiliates, to access the capital markets and obtain credit on favorable terms;

•	effects of geopolitical events, including war and acts of terrorism;

•	changes in accounting principles; and

•	the other risk factors listed from time to time by us in reports filed with the SEC.

     You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business”, “Management’s Discussion and Analysis” and in “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, and in other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information”.

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SUMMARY

     This summary highlights the information contained elsewhere in or incorporated by reference into this offering memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this offering memorandum.

     In this offering memorandum, except as otherwise indicated, “Southwestern Public Service Company”, “SPS”, “we”, “our”, and “us” refer to Southwestern Public Service Company, a New Mexico corporation, but not to the initial purchasers named on the front cover page of this offering memorandum. In the discussion of our business in this offering memorandum, “we”, “our” and “us” also refers to our subsidiary.

Our Company

General

     We are an operating utility engaged primarily in the generation, transmission, distribution and sale of electricity. We serve approximately 390,000 retail electric customers in portions of Texas, New Mexico, Oklahoma and Kansas. A major portion of our retail revenue is derived from operations in Texas. We derive a significant portion of our operating revenues from the wholesale sale of electric capacity and energy. Substantially all of this part of our business is comprised of sales of excess capacity and/or energy from our own generating facilities under long-term contracts.

     We were incorporated in 1921 under the laws of the State of New Mexico. On August 1, 1997, we combined with Public Service Company of Colorado (“PSCo”) to form New Century Energies, Inc., and we became a wholly-owned subsidiary of New Century Energies, Inc., a registered holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”). On August 18, 2000, New Century Energies, Inc. merged into Xcel Energy Inc. (“Xcel Energy”) (formerly named Northern States Power Company). We are now a wholly-owned subsidiary of Xcel Energy. Xcel Energy is a registered holding company under PUHCA. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. A majority of the members of our Board of Directors and many of our executive officers are also executive officers of Xcel Energy.

     Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation, Public Service Company of Colorado, a Colorado corporation, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc., a Delaware corporation (“NRG”). NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. On May 14, 2003, NRG filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As discussed below, Xcel Energy has reached a tentative settlement with NRG and some of NRG’s creditors. If the bankruptcy court approves the terms of this settlement, Xcel Energy will divest its ownership interest in NRG when NRG emerges from bankruptcy.

     Our principal executive offices are located at Tyler at Sixth Street, Amarillo, Texas 79101, and our telephone number at that location is (303) 571-7511.

RISK FACTORS

     You should carefully consider the risks described below as well as any cautionary language or other information contained or incorporated by reference in this offering memorandum before buying the notes in this offering. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks Related to Our Relationship to Xcel Energy and NRG

As we are a subsidiary of Xcel Energy, we may be negatively affected by events at Xcel Energy and its affiliates, particularly NRG. NRG is in default under its debt obligations and, along with many of its subsidiaries, has filed a voluntary petition for protection under the bankruptcy laws. The creditors of NRG and its subsidiaries could attempt to make claims against Xcel Energy or us, including claims to substantively consolidate our assets and liabilities with those of NRG and/or to substantively consolidate our assets and liabilities with those of Xcel Energy or NRG, and claims against Xcel Energy under piercing the corporate veil, alter ego, control person or related theories. These claims, if successful, could have a material adverse effect on our financial condition and liquidity, on the value of the notes and on our ability to make payments on the notes.

     We are an operating electric utility and a subsidiary of Xcel Energy. Xcel Energy has a number of other utility and non-utility subsidiaries, including NRG.

     Since mid-2002, NRG has experienced severe financial difficulties, resulting primarily from lower prices for power and declining credit ratings. These financial difficulties have caused NRG to, among other things, fail to make payments of interest and/or principal aggregating over $400 million on outstanding indebtedness of over $4 billion and incur asset impairment charges and other costs in excess of $3 billion as of and for the year ended December 31, 2002. These asset impairment charges include write-offs for anticipated losses on sales of several NRG projects as well as anticipated losses related to projects to which NRG has stopped funding. Given the changing business conditions for NRG and the resolution of its plan of reorganization discussed below, additional significant asset impairments may be recorded by NRG.

     On March 26, 2003, Xcel Energy’s board of directors approved a tentative settlement with holders of most of NRG’s long-term notes and the steering committee representing NRG’s bank lenders regarding alleged claims of such creditors against Xcel Energy, including claims related to the support and capital subscription agreement between Xcel Energy and NRG dated May 29, 2002 (the “Support Agreement”). The settlement is subject to a variety of conditions as set forth below, including definitive documentation. The principal terms of the settlement are as follows:

•	Xcel Energy would pay up to $752 million to NRG to settle claims of NRG against Xcel Energy, including all claims under the Support Agreement, claims of NRG creditors who release Xcel Energy under the NRG plan of reorganization described below and any potential claims against Xcel Energy for fraudulent transfer, breach of fiduciary duty, payments made by NRG to Xcel Energy, any veil piercing, alter ego or control person theories, unjust enrichment, fraud, misrepresentation and violations of state and federal securities laws. The settlement contemplates that Xcel Energy would pay the $752 million to NRG as follows:

•	$350 million (including $112 million payable to NRG’s bank lenders) would be paid by Xcel Energy at or shortly following the consummation of a restructuring of NRG’s debt through a bankruptcy proceeding. It is expected that this payment would be made in early 2004.

•	$50 million also is expected to be paid in early 2004, and all or any part of such payment could be made, at Xcel Energy’s election, in Xcel Energy common stock.

•	Up to $352 million would be paid commencing on April 30, 2004, unless at such time Xcel Energy had not received tax refunds equal to at least $352 million associated with the loss on its investment in NRG. To the extent such refunds are less then the required payments, the difference between the required payments and those refunds would be due on May 30, 2004.

•	$390 million of Xcel Energy’s payments are contingent on receiving releases from NRG creditors. To the extent Xcel Energy is not released by an NRG creditor, its obligation to make $390 million of the payments would be reduced based on the amount of the creditor’s claim against NRG. As noted below, however, the entire settlement is contingent upon Xcel Energy receiving voluntary releases from at least 85% of the unsecured claims held by NRG creditors (including releases from 100% of NRG’s bank creditors). As a result, it is not expected that Xcel Energy’s payment obligations would be reduced by more than approximately $60 million. Any reduction would come from Xcel Energy’s payments becoming due commencing on April 30, 2004.

•	Upon the consummation of NRG’s debt restructuring through a bankruptcy proceeding, Xcel Energy’s exposure on any guarantees or indemnities or other credit support obligations incurred by Xcel Energy for the benefit of NRG or any of NRG’s subsidiaries would be terminated and any cash collateral posted by Xcel Energy would be returned. As of June 30, 2003, the maximum amount stated in Xcel Energy’s guarantees of obligations of NRG and its subsidiaries was approximately $172 million and Xcel Energy’s actual aggregate exposure on guarantees of obligations of NRG and its subsidiaries as of June 30, 2003 was approximately $45 million, which amount will vary over time. As of June 30, 2003, Xcel Energy had provided indemnities to sureties in respect of bonds for the benefit of NRG and its subsidiaries in an aggregate amount of approximately $3 million. As of June 30, 2003, the amount of cash collateral posted by Xcel Energy was approximately $0.5 million.

•	As part of the settlement with Xcel Energy, any intercompany claims of Xcel Energy against NRG or any subsidiary arising from the provision of intercompany goods or services will be paid in full in cash in the ordinary course and reimbursement with respect to any guarantees Xcel Energy honors prior to effectiveness of the plan of reorganization will be paid in cash on the effective date of the plan of reorganization except that the agreed amount of such intercompany claims as of January 31, 2003 will be reduced to $10 million. The $10 million agreed amount is to be satisfied upon the effective date of the NRG plan of reorganization, with an unsecured promissory note of NRG in the principal amount of $10 million.

•	NRG and its direct and indirect subsidiaries would not be reconsolidated with Xcel Energy or any of Xcel Energy’s other affiliates for tax purposes at any time after their March 2001 deconsolidation (except to the extent required by state and local tax law) or treated as party to or otherwise entitled to the benefits of any existing tax sharing agreement with Xcel Energy. However, NRG and certain subsidiaries would continue to be treated as they were under Xcel Energy’s December 2000 tax allocation agreement to the extent they remain part of a consolidated or combined state tax group that includes Xcel Energy. Under the settlement, NRG would not be entitled to any tax benefit associated with the tax loss Xcel Energy expects to recognize as a result of the cancellation of its stock in NRG on the effective date of the NRG plan of reorganization.

     Commencing on May 14, 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. Neither Xcel Energy nor any of its other subsidiaries, including us, were included in the filing. NRG’s plan of reorganization filed with the U.S. Bankruptcy Court for the Southern District of New York incorporates the terms of an overall settlement (based on the settlement discussed above) among Xcel Energy, NRG and NRG’s major creditor constituencies that provides for payments by Xcel Energy to NRG, and that NRG will pay in turn to its creditors, of up to $752 million.

     A plan support agreement reflecting this overall settlement has been signed by Xcel Energy, NRG, a holder of approximately 40% in principal amount of NRG’s long-term notes and bonds along with two NRG banks who serve as co-chairs of the global steering committee for the NRG bank lenders. The terms of the plan support agreement with NRG’s major creditors are basically the same as the March 26, 2003 tentative settlement discussed above. This plan support agreement will become effective upon execution by holders of approximately an additional ten percent in principal amount of NRG’s long-term notes and specified other noteholders and bondholders and by a majority of NRG bank lenders representing at least two-thirds in principal amount of NRG’s bank debt. Although the plan support agreement may not receive the requisite signatures prior to the effective date of the reorganization, the plan support agreement may be superseded by various settlement-related agreements which would incorporate the terms of the settlement and would be subject to approval in connection with the confirmation of the plan of reorganization. If approved, these agreements would be expected to be executed when the plan of reorganization is confirmed.

     Consummation of the overall settlement, including Xcel Energy’s obligations to make the payment described above, is contingent upon, among other things, the following:

•	The effective date of the NRG plan of reorganization occurring on or prior to December 15, 2003;

•	The final plan of reorganization approved by the bankruptcy court and related documents containing terms satisfactory to Xcel Energy, NRG and various groups of the NRG creditors;

•	The receipt of releases in favor of Xcel Energy from holders of at least 85 percent of the unsecured claims held by NRG’s creditors (including releases from 100 percent of NRG’s bank creditors); and

•	The receipt by Xcel Energy of all necessary regulatory and other approvals.

     On July 22, 2003, Xcel Energy and NRG submitted a joint application to the Federal Energy Regulatory Commission (“FERC”) requesting approval for Xcel Energy to dispose of its interest in NRG by implementing the proposed plan of reorganization filed in the NRG bankruptcy proceeding. The applicants requested a 30-day comment period and FERC approval as expeditiously as possible, but no later than October 22, 2003.

     On July 28, 2003, Xcel Energy and NRG submitted an application to the SEC seeking authorization under PUHCA to perform those acts and consummate those transactions contemplated as part of NRG’s proposed plan of reorganization.

     The NRG plan of reorganization provides that NRG, certain of its direct and indirect majority-owned subsidiaries and, to the maximum extent permitted by law, each creditor of NRG and its subsidiaries that are Chapter 11 debtors would be deemed to have released Xcel Energy, as of the effective date of the plan of reorganization, from claims against Xcel Energy related to NRG or the NRG bankruptcy, whether or not such creditor has participated in or voted in favor of the plan of reorganization or provided Xcel Energy with a release. However, it is not certain that the bankruptcy court will approve the deemed release by those NRG subsidiaries and NRG creditors that do not voluntarily release Xcel Energy. Moreover, NRG’s plan of reorganization, which also incorporates the terms of the overall settlement, might not be confirmed by the bankruptcy court in the form originally filed with the bankruptcy court. Even if NRG’s plan of reorganization is confirmed, the confirmation order may be appealed and stayed, potentially delaying the consummation of the settlement. Because many of the conditions to the overall settlement, and ultimately confirmation of the entire plan of reorganization, are not within Xcel Energy’s control, the settlement may not be effectuated in a timely manner, or at all. If the settlement is not effectuated, Xcel Energy’s potential exposure to NRG and its creditors could exceed $752 million.

     If the overall settlement is not effectuated in the NRG bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate Xcel Energy and/or us with NRG or could assert other claims against Xcel Energy under piercing the corporate veil, alter ego, control person or other related theories. Even if the settlement is effectuated, those creditors of NRG who did not release Xcel Energy could seek to substantively consolidate Xcel Energy and/or us with NRG or could assert other claims against Xcel Energy under piercing the corporate veil, alter ego, control person or other related theories.

     The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship among the entities warrants such consolidation. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of assets and liabilities of a debtor with one or more of its debtor affiliates or, in very rare circumstances, non-debtor affiliates, solely for the purposes of the bankruptcy case, including treatment under a reorganization plan. The practice of substantive consolidation is not expressly authorized under the U.S. Bankruptcy Code and there are no definitive rules as to when a court will order substantive consolidation. Courts agree, however, that substantive consolidation should be invoked sparingly. A court’s decision whether to order substantive consolidation turns primarily on the facts of the case.

     Circumstances that courts have generally considered in determining whether to substantively consolidate the assets and liabilities of a debtor and one or more of its affiliated entities in cases under the U.S. Bankruptcy Code include: (a) whether such entities operate independently of one another; (b) whether corporate or other applicable organizational formalities are observed in the operation of such entities; (c) whether the assets of such entities are kept separate and whether records are kept that permit the segregation of the assets and liabilities of such entities; (d) whether such entities hold themselves out to the public as separate entities; (e) whether such entities have maintained separate financial statements; (f) whether such entities have made intercompany guarantees on loans; (g) whether such entities share common officers, directors or employees; (h) whether the creditors have relied on the financial condition of an entity separately from the financial condition of the entity proposed to be consolidated in extending credit; (i) whether the consolidation of, or the failure to consolidate, the assets and liabilities of such entities will result in unfairness to creditors; and (j) whether consolidation of such entities will adversely impact the chances of a successful reorganization.

     If NRG or its creditors were to assert claims of substantive consolidation, or piercing the corporate veil, alter ego, control person or related theories, in the NRG bankruptcy proceeding, the bankruptcy court could resolve the issue in a manner adverse to us or Xcel Energy, thus making our or its assets available to satisfy NRG’s obligations. One of the creditors of an NRG project that filed involuntary bankruptcy proceedings against that project included claims against NRG and has separately made claims against Xcel Energy relating to that project. Other creditors of NRG projects have also threatened, or may threaten, to make similar or other substantial claims against Xcel Energy based on its control of NRG.

     If the bankruptcy court were to allow substantive consolidation of us with NRG or with NRG and Xcel Energy, it could have a material adverse effect on us and on our ability to make payments on the notes and, in any event, would likely preclude Xcel Energy from making loans or equity contributions to us and from providing credit support to us and would likely disrupt all our relationships with Xcel Energy, including its provision of administrative services to us. If another court were to allow other related claims against Xcel Energy, including claims related to employee benefits or taxes, it could have similar consequences for us. In addition, these events may cause Xcel Energy to seek additional or accelerated funding from us in the form of cash dividends. If such funding were to occur, we may need to seek alternative sources of funds to meet our cash needs.

If Xcel Energy were to become obligated to make payments under various guarantees and bond indemnities or Xcel Energy’s credit ratings and access to capital were restricted, it would limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

     Xcel Energy provides various guarantees and bond indemnities supporting some of its subsidiaries by guaranteeing the payment or performance by these subsidiaries of specified agreements or transactions. Xcel Energy’s exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of Xcel Energy’s guarantees limit its exposure to a maximum amount that is stated in the guarantees. As of June 30, 2003, Xcel Energy had guarantees outstanding with a maximum stated amount of approximately $467 million and actual aggregate exposure of approximately $63 million, which amount will vary over time. Xcel Energy has provided indemnities to sureties in respect of bonds for the benefit of its subsidiaries. The total amount of bonds with these indemnities outstanding as of June 30, 2003 was approximately $71 million, of which $3 million relates to NRG and its subsidiaries. If Xcel Energy were to become obligated to make payments under these guarantees and bond indemnities, it could limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

     If either Standard & Poor’s or Moody’s were to downgrade Xcel Energy’s credit rating below investment grade, Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures. If either Standard & Poor’s or Moody’s were to downgrade Xcel Energy’s debt securities below investment grade, it would increase Xcel Energy’s cost of capital and restrict its access to the capital markets. This would limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

     We rely on Xcel Energy Services, Inc., a subsidiary service company of Xcel Energy, for many administrative services. If Xcel Energy were to experience severe financial difficulties, it could temporarily disrupt the provision of these services or cause us to provide those services ourselves, at potentially greater cost.

Xcel Energy is subject to regulatory restrictions on accessing capital. If Xcel Energy fails to meet financing conditions imposed on it by the SEC under PUHCA, Xcel Energy would be prevented from raising capital by issuing securities, forcing us to seek alternate sources of funds to meet our cash needs.

     PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and their subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC. For utility subsidiaries like us, one of the exemptive rules permits utilities to issue securities to finance their business so long as the issuance has been approved by the appropriate state utility commission. In our case, this offering and our other borrowings have been authorized by the New Mexico Public Regulation Commission and are exempt under this rule. To the extent we wish to issue securities that are not exempt by rule under PUHCA, we will need to seek authorization from the SEC under PUHCA.

     Because Xcel Energy does not qualify for any of the main exemptive rules, it sought and received financing authority from the SEC under PUHCA for various financing arrangements. Xcel Energy’s current financing authority permits it, subject to satisfaction of certain conditions, to issue through June 30, 2005 up to $2.5 billion of common stock and long-term debt and $1.5 billion of short-term debt at the holding company level. Xcel Energy has issued $2 billion of long-term debt and common stock.

     One of the conditions of the financing order, which also includes authorization for intrasystem loans for the Xcel Energy subsidiaries to the extent not otherwise exempt, is that Xcel Energy’s ratio of common equity to total capitalization, on a consolidated basis, be at least 30%.

     During 2002 and 2003, Xcel Energy was required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s canceling or deferring the funding of certain projects under construction and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, Xcel Energy’s common equity ratio fell below 30%. As of June 30, 2003 and taking into account the effects of the deconsolidation of NRG following its bankruptcy filing, Xcel Energy’s common equity ratio was approximately 39%. It is possible that Xcel Energy may be required to recognize further losses at NRG and that its common equity ratio may fall below the 30% level.

     If Xcel Energy’s common equity ratio falls below the 30% level, and Xcel Energy is unable to obtain additional relief from the SEC, Xcel Energy may not be able to issue securities, which could limit its ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs. Alternative sources of funds could include the issuance of additional notes or other debt securities. No assurance can be given that such alternatives will be available to us in required amounts or at reasonable costs.

In 2002, our credit ratings were lowered and could be further lowered as a consequence of changes in the credit ratings of our affiliates or otherwise. If this were to occur, the value of the notes could be reduced.

     Our unsecured debt has been assigned a rating of “BBB” (CreditWatch positive) by Standard & Poor’s and of “Baa1” (stable outlook) by Moody’s.

     The reductions in our credit ratings and those of Xcel Energy and the other operating utilities of Xcel Energy in 2002 occurred in the context of a severe deterioration in the credit ratings of NRG that began in 2001 and continued in 2002.

     Any future downgrade of our securities will likely increase our cost of capital and reduce our access to the capital markets. This could adversely affect our financial condition and results of operations. We cannot assure you that any of our current ratings or those of our affiliates, including Xcel Energy and NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further, adverse developments related to the NRG bankruptcy case, particularly as they might affect Xcel Energy or us, could have an adverse effect on our credit ratings. Any lowering of the rating of our notes would likely reduce the value of the notes offered hereby.

Any reduced access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

     Historically, we have relied on bank lines of credit, the commercial paper market and capital contributions from Xcel Energy to supplement our operating cash flow in order to meet the short-term liquidity requirements of our business. If Xcel Energy’s access to the capital markets is impaired, it could limit Xcel Energy’s ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends.

     We also rely on accessing the capital markets to support our capital expenditure programs and other capital requirements to maintain and build our utility infrastructure and comply with future requirements such as installing emission control equipment. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

We are a wholly-owned subsidiary of Xcel Energy. Xcel Energy can exercise substantial control over our dividend policy and business and operations and may exercise that control in a manner that may be perceived to be adverse to our interests.

     A majority of the members of our board of directors, as well as many of our executive officers, are officers of Xcel Energy. Our board makes determinations with respect to the following:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

     Historically we have paid quarterly dividends to Xcel Energy. In 2001, 2002 and the first six months of 2003, we paid $85.1 million, $93.4 million and $49.1 million of dividends to Xcel Energy, respectively. Our board of directors could decide to increase dividends, within the limitations of our financial covenants and credit rating objectives, to Xcel Energy to support its cash needs. This could adversely affect our liquidity. Under PUHCA, we can only pay dividends out of current earnings and retained earnings without the prior approval of the SEC. At June 30, 2003, our retained earnings were approximately $402 million.

Recent and ongoing lawsuits relating to Xcel Energy’s ownership of NRG could impair Xcel Energy’s profitability and liquidity and could divert the attention of our management.

     Our Chairman, Wayne H. Brunetti, our Vice President and Chief Financial Officer, Richard C. Kelly and our Vice President and General Counsel, Gary R. Johnson, have served in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel

Energy; Wayne H. Brunetti, Chairman, President and Chief Executive Officer of Xcel Energy; Edward J. McIntyre, former Vice President and Chief Financial Officer of Xcel Energy; and James J. Howard, former Chairman of Xcel Energy, as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in Xcel Energy’s and NRG’s credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to Xcel Energy’s credit rating and the status of Xcel Energy’s internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG senior notes issued by NRG in January 2001. The cases have all been consolidated and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in Xcel Energy’s credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, Xcel Energy’s Vice President and General Counsel, Richard C. Kelly, Xcel Energy’s Vice President and Chief Financial Officer, two former executive officers of NRG (David H. Peterson and Leonard A. Bluhm), one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding “round trip” trades and the cross-defaults provisions) under Section 11 of the Securities Act of 1933. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on Xcel Energy’s behalf, against Xcel Energy’s directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, complaints have been filed against Xcel Energy, certain of Xcel Energy’s present and former officers and directors and the members of Xcel Energy’s board of directors in the United States District Court for the District of Colorado under the Employee Retirement Income Security Act by participants in Xcel Energy’s 401(k) plan and employee stock option plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of Xcel Energy’s common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. The Colorado cases have been transferred to the Minnesota federal court for coordinated pretrial proceedings with the class actions and derivative cases. Xcel Energy has filed motions to dismiss the claims in each of these matters. On September 30, 2003, the court issued an order granting in part and denying in part the defendants’ motions to dismiss in the consolidated class actions. The court granted the motions to dismiss as they related to claims concerning the two series of NRG senior notes, and denied the motions to dismiss as to claims related to Xcel Energy common stock. The case is expected to proceed and discovery is expected to commence as to the claims relating to Xcel Energy common stock. None of the motions to dismiss in the other cases has yet been ruled upon.

     On February 26, 2003, Fortistar Capital, Inc. and Fortistar Methane, LLC (together, “Fortistar”) filed a $1 billion lawsuit in the Federal District Court for the Northern District of New York against Xcel Energy and five present or former employees of NRG and NEO Corp., a subsidiary of NRG. In the lawsuit, Fortistar claims that the defendants violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and committed fraud by engaging in a pattern of negotiating and executing agreements “they intended not to comply with” and “made false statements later to conceal their fraudulent promises.” The allegations against Xcel Energy are, for the most part, limited to purported activities related to the contract for NRG’s Pike Energy power facility in Mississippi and statements related to an “equity infusion” into NRG by Xcel Energy. The plaintiffs allege damages of some $350 million and also assert entitlement to a trebling of these damages under the provisions of RICO. The present and former NRG and NEO Corp. officers and employees have requested indemnity from NRG and NRG is now examining these requests. Management cannot at this time estimate the likelihood of an unfavorable outcome to the defendants in this lawsuit.

     On October 17, 2002, Stone & Webster, Inc. and Shaw Constructors, Inc. filed an action in the United States District Court for the Southern District of Mississippi against Xcel Energy; Wayne H. Brunetti, Chairman, President and Chief Executive Officer of Xcel Energy; Richard C. Kelly, Vice President and Chief Financial Officer of Xcel Energy, and NRG and certain NRG subsidiaries. Plaintiffs allege they had a contract with a single purpose NRG subsidiary for the construction of a power generation facility, which was abandoned before completion but after substantial sums had been spent by plaintiffs. They allege breach of contract, breach of an NRG guarantee, breach of fiduciary duty, tortious interference with contract, detrimental reliance, misrepresentation, conspiracy and aiding and abetting, and seek to impose alter ego liability on defendants other than the contracting NRG subsidiary through piercing the corporate veil. The complaint seeks compensatory damages of at least $130 million plus demobilization and cancellation costs and punitive damages at least treble the compensatory damages. The defendants filed motions to dismiss which were denied, and defendants have moved for reconsideration on certain aspects of the motion. The parties have reached a settlement in principle, which settlement would be subject to approval by the bankruptcy court in the NRG bankruptcy; further activity in the litigation has been temporarily suspended pending that approval.

     If any one or a combination of these cases or other similar claims result in a substantial monetary judgment against Xcel Energy or are settled on unfavorable terms, Xcel Energy’s results of operations and liquidity could be materially adversely affected and it could limit Xcel Energy’s ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends.

Risks Associated with Our Business

Our profitability depends on our ability to recover costs from our customers and there may be changes in circumstances or in the regulatory environment that impair our ability to recover costs from our customers.

     The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. We provide retail electric service to customers in four states and we are regulated by the state public utility commissions in those four states. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in circumstances or in the regulatory environment in one or more of those states that would impair our ability to recover costs historically absorbed by our customers. In particular, as a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of Xcel Energy and NRG, the regulatory environments in which we operate have received an increased amount of public attention. That attention could result in changes adverse to our ability to recover our costs.

     The FERC has jurisdiction over rates for electric transmission service and electric energy sold at wholesale in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

     We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations and hence could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

We are facing increased scrutiny from our state regulators as a result of the financial situation at Xcel Energy and NRG.

     In light of the financial troubles of Xcel Energy and NRG, we face enhanced scrutiny from our state regulators. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that one or more of our state utility commissions takes the position that any of our dividends have been funded by any of our financings, including this offering, the regulators may not permit us to recover the related financing costs by passing them through to our customers as costs related to providing energy. We also may be asked to otherwise ensure that our ratepayers are not harmed as a result of NRG’s financial troubles or bankruptcy filing.

We are currently the subject of an investigation by the New Mexico Public Regulation Commission regarding estimated billing practices and we may face remedial or punitive action.

     Beginning in April 2003, we estimated electricity usage for approximately 9,500 customer accounts in two New Mexico cities. Estimated bills were sent to these customers for between two and five months. On September 25, 2003, the New Mexico Public Regulation Commission (the “New Mexico Commission”) entered an order opening an investigation into our practices regarding estimated billing. The commission ordered us to show cause why we are not in violation of the commission rule that limits the use of estimated meter readings.

     As part of the September 25, 2003 order, the New Mexico Commission also implemented temporary billing measures for customers whose meters were estimated. The temporary billing measures: (i) require us to apply the lowest fuel and purchased power cost adjustment factor that was applicable during the period when meters were being estimated, (ii) allow customers 6 months to pay bills in full without additional charges or disconnection, (iii) prohibit disconnection of service until November 1, 2003 for any customer that received an estimated bill, (iv) require us to work with the New Mexico Commission’s staff on a written explanation of the fuel calculation used under the order, and (v) order us to report the amount of fuel and purchased power costs foregone as a result of the interim relief, which amount we will not be allowed to recoup from customers. If the investigation into our billing practices results in an adverse finding, we may be subject to additional remedial actions and civil penalties, which could have a material adverse affect on our financial position and results of operations.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

     We engage in wholesale sales and purchases of electric capacity and energy and natural gas, and, accordingly, are also subject to commodity price risk, credit risk and other risks associated with these activities.

     We are exposed to market and credit risks in our generation capacity purchases and sales, electric energy purchases and sales, fuel purchases and retail distribution. The level of these risks are reduced somewhat by retail fuel and energy expenses adjustment clauses which allow certain costs to be recovered from retail customers. To minimize the risk of market price and volume fluctuations, we enter into physical and financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal. However, physical and financial derivative instrument contracts do not completely eliminate risks, including commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

     Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

Recession, acts of war or terrorism could negatively impact our business.

     The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices. However, such impact could have a material adverse effect on our financial condition and results of operations.

     The conflict in Iraq and any other military strikes or sustained military campaign may affect our operations in unpredictable ways and may cause changes in the insurance markets, force us to increase security measures and cause disruptions of fuel supplies and markets, particularly with respect to gas and energy. The possibility that infrastructure facilities, such as electric generation, transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of war may affect our operations. War and the possibility of further war may have an adverse impact on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets as a result of war may also affect our ability to raise capital.

     Further, like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse impact on our financial condition and results of operation.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and consequently decrease our revenue.

     Currently, there is no deregulation activity in our service territory. In 1999 full retail competition in Texas was mandated by the legislature to begin January 1, 2002. However, due to transmission constraints and market power concerns in the Texas Panhandle, in the 2001 legislative session, the Texas legislature delayed competition in our service territory until at least January 1, 2007. In New Mexico, restructuring proceedings have been dismissed and in 2003 the legislature repealed electric restructuring statutes. Oklahoma has also ceased electric restructuring activities and there are no restructuring activities in Kansas. Although there currently is no deregulation activity, as described above, from time to time the states where we operate have explored deregulation, and may in the future decide to pursue deregulation of our service territory.

     Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. Any such restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices we charge for electricity and the quality and reliability of our service currently place us in a position to compete effectively in the energy market.

Our operating results may fluctuate on a seasonal and quarterly basis and can be adversely affected by milder weather.

     Our electric utility business is a seasonal business and weather patterns can have a material impact on our operating performance. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Accordingly, our operations have historically generated less revenues and income when weather conditions are cooler in the summer and milder in the winter. We expect that unusually mild summers and winters would have an adverse effect on our financial condition and results of operations.

Risks Associated with Our Former Accountant, Arthur Andersen LLP

Your ability to recover from our former independent certified public accountant, Arthur Andersen LLP, is limited.

     On March 27, 2002, we appointed Deloitte & Touche LLP to be our independent certified public accountant. Our former independent certified public accountant, Arthur Andersen LLP, was convicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. In light of the conviction, Arthur Andersen ceased practicing before the SEC on August 31, 2002. Arthur Andersen was the auditor of our consolidated financial statements and related schedules as of December 31, 2001 and December 31, 2000 incorporated herein by reference and has not consented to the incorporation by reference of their auditor’s report with respect to such financial statements in this offering memorandum. Events arising out of the indictment and conviction materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of financial statements included in this offering memorandum. We have not had a reaudit of our financial statements as of and for the years ended December 31, 2001 and December 31, 2000.

Risks Related to the Notes

The notes would have a claim that is junior with respect to the assets securing any secured debt that we may issue.

     The notes will be unsecured obligations. The indenture under which the notes will be issued will not prevent us from incurring additional indebtedness, including secured debt which would have a prior claim on the assets securing the debt.

Any lowering of the credit ratings on the notes would likely reduce their value.

     As described above under the caption “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings were lowered in 2002 and could be further lowered in the future. Any lowering of the credit rating on the notes would likely reduce the value of the notes offered hereby.

Your ability to sell your notes is restricted and we cannot assure you that an active trading market will develop for the notes.

     The notes have not been registered under the Securities Act or any state or foreign securities laws and, until so registered, the notes may be transferred and resold only in transactions exempt from the Securities Act and applicable state securities laws. In addition, there is no existing trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we give you any assurances regarding the ability of holders of notes to sell their notes or the price at which the notes might be sold. Although the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the notes could be adversely affected.

     We intend to file a registration statement with the SEC to register notes to be exchanged for the notes offered hereby, or in the alternative, to register the resale of the notes offered hereby. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. This could delay the commencement of a trading market for the notes.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Year ended		Six months ended
	December 31,		June 30,

	2002	2001	2003	2002

Net cash provided by operating activities (in thousands)	$137,533	$262,782	$43,070	$20,855

     Net cash provided by operating activities decreased by $125.2 million, or 47.7%, for the year ended December 31, 2002, compared with the year ended December 31, 2001. The change was largely due to a decrease in net income and increases in deferred fuel costs. Net cash provided by operating activities increased by $22.2 million, or 106.5%, for the first six months of 2003, compared with the first six months of 2002. The change was largely due to increases in working capital, partially offset by increases in deferred fuel costs.

	Year ended		Six months ended
	December 31,		June 30,

	2002	2001	2003	2002

Net cash used in investing activities (in thousands)	$54,760	$1,037	$49,029	$21,464

     Net cash used in investing activities increased by $53.7 million for the year ended December 31, 2002, compared with the year ended December 31, 2001. The change was primarily due to a payoff of notes receivable partially offset by a decrease in utility capital/construction expenditures. Net cash used in investing activities increased by $27.6 million, or 128.4%, for the first six months of 2003, compared with the first six months of 2002. The change was largely due to an increase in utility capital and construction expenditures.

	Year ended		Six months ended
	December 31,		June 30,

	2002	2001	2003	2002

Net cash used in financing activities (in thousands)	$87,572	$207,072	$47,686	$45,354

     Net cash used in financing activities decreased by $119.5 million, or 57.7% for the year ended December 31, 2002, compared with the year ended December 31, 2001. The change was due to a decrease in short-term borrowings partially offset by the issuance of long-term debt. Net cash used in financing activities increased by $2.3 million, or 5.1%, for the first six months of 2003, compared with the first six months of 2002. The change was largely due to a decrease in short-term borrowings partially offset by a decrease in dividends paid to our parent.

Capital Requirements

     Capital Expenditures. The estimated cost as of August 31, 2003 of our capital expenditure programs and other capital requirements for the years 2003, 2004 and 2005 are shown in the table below.

	2003	2004	2005

	(Thousands of Dollars)
Total capital expenditures	$83,259	$108,470	$81,041
Sinking funds and debt maturities	—	—	—

Total capital requirements	$83,259	$108,470	$81,041

     Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment may impact actual capital requirements.

     Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of June 30, 2003.

	Payments Due by Period

		Less than
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	After 5 Years

	(Thousands of Dollars)
Long-term debt	$726,800	$—	$—	$500,000	$226,800
Operating leases	12,819	2,144	4,310	4,250	2,115
Unconditional purchase obligations	1,844,164	183,936	339,454	264,953	1,055,821
Other long-term obligations	100,000	—	—	—	100,000
Short-term debt	—	—	—	—	—

Total contractual cash obligations	$2,683,783	$186,080	$343,764	$769,203	$1,384,736

Dividend Policy

     Historically we have paid quarterly dividends to Xcel Energy. In 2001, 2002 and the first six months of 2003, we have paid dividends to Xcel Energy of $85.1 million and $93.4 million and $49.1 million, respectively. The amount of dividends that we pay is dictated to some extent by the needs of Xcel Energy but is limited by federal regulatory considerations. Under PUHCA, we can pay dividends only out of current and retained earnings. As of June 30, 2003, our retained earnings were approximately $402 million.

Capital Sources

     We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt and common equity to maintain desired capitalization ratios. As a result of being a subsidiary of a registered holding company under PUHCA, we are required to maintain a common equity ratio of 30% or higher in our consolidated capital structure. For these purposes, our common equity at June 30, 2003 was 48.7% of our total capitalization. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

Short-Term Funding Sources

     We use a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures as discussed previously under “— Capital Requirements”. On February 18, 2003, we entered into a 364-day credit facility with a $100 million capacity. As of August 31, 2003, we had obligations of approximately $3.2 million outstanding under this facility, all of which obligations relate to letters of credit issued under the facility.

     Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict.

     Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review Xcel Energy and its subsidiary operations on an ongoing basis.

     Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings were lowered in 2002, and could be further lowered in the future, reflecting pressure on our credit profile resulting from NRG’s financial position.

     As of June 30, 2003, we had cash and cash equivalents of approximately $7.1 million.